Exhibit 99.1

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Nova Scotia Power and NewPage propose renewable co-generation project

April 05, 2010 - Halifax, N.S. Nova Scotia Power Inc. (NSPI) and NewPage Port Hawkesbury Corp. (NewPage) today announced agreements to develop a new 60 MW biomass co-generation facility.

The development entails an NSPI investment of $200 million. This includes $93 million in construction costs for new facilities, $80 million to purchase assets from NewPage, and other related costs. NewPage will be responsible for the construction and operation of the co-generation facility and be completely responsible for fuel supply. This project remains subject to regulatory approval from the Nova Scotia Utility and Review Board and is targeting an in-service date of late 2012.

The proposed co-generation project represents another important step toward meeting Nova Scotia's renewable energy commitments while at the same time creating and sustaining jobs in the province. This local biomass fueled co-generation facility could supply Nova Scotians with approximately 400 GWh annually, representing approximately 3% of the province's total electricity requirement.

The project is expected to create an estimated 150 new jobs in Northern Nova Scotia, primarily in the forestry sector, in addition to maintaining the Port Hawkesbury mill's existing workforce of approximately 550 employees. Approximately 50 person-years of employment will also be created during the construction phase.

"We are working with one of our largest customers to sustainably displace imported fossil fuels, a project that will benefit the environment and economy in Nova Scotia," said Robin McAdam, Executive Vice President, Sustainability for NSPI. "This partnership with NewPage is consistent with our commitment to only pursue projects where we are assured that sustainable harvesting practices will be employed. At the same time a request for proposals (RFP) is being issued to solicit competing renewable projects that provide firm energy. The RFP process will test the competitiveness of this proposed project."

"This co-generation project is one more step in our continuing journey to make the Port Hawkesbury mill the most energy efficient and environmentally sustainable in the industry," said Bill Stewart, Director, Woodlands and Strategic Initiatives, NewPage Port Hawkesbury. "This will help the Port Hawkesbury mill move towards elimination of fossil fuel use at our mill site."

Only 'stem wood' will be used in the project's biomass energy generation. Tree stumps, tops and branches will not be removed from the forest floor as they are necessary in restoring nutrients in the soil so new trees can grow.

NewPage Port Hawkesbury has used biomass sustainably since the early 1980s, and is the only company in the world to achieve all three forest management certifications; Canadian Standards Association, Sustainable Forestry Initiative and Forest Stewardship Council.

Forward Looking Information

This news release contains forward looking information. Actual future results may differ materially.

About Nova Scotia Power

Nova Scotia Power Inc. is the largest wholly-owned subsidiary of Emera Inc. (TSX-EMA), a diversified energy and services company. Nova Scotia Power provides more than 95% of the generation, transmission and distribution of electrical power to 486,000 customers in the province. The company is focused on new technologies to enhance customer service and reliability, reduce emissions and add renewable energy. Nova Scotia Power has 1,900 employees and $3.5 billion in assets.

About NewPage. The NewPage Port Hawkesbury mill, located in Point Tupper, Richmond County, has operated in Nova Scotia since the early 1960s. Today, the Port Hawkesbury mill has the capacity to produce 190,000 tonnes of standard and improved newsprint and 360 000 tonnes of supercalendered paper for the catalogue and magazine paper markets. The company's Woodlands Unit currently manages approximately 600,000 hectares of Crown land in the seven eastern counties and an additional 20,020 hectares of company owned land.

NewPage is an indirect wholly-owned subsidiary of NewPage Corporation. Headquartered in Miamisburg, Ohio, NewPage Corporation is the largest coated paper manufacturer in North America, based on production capacity, with $3.1 billion in net sales for the year ended December 31, 2009. NewPage Corporation owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota, Wisconsin and Nova Scotia.

For more information contact:

Patty Faith Patricia Dietz

Nova Scotia Power NewPage Port Hawkesbury

patty.faith@nspower.ca patricia.dietz@newpagecorp.com

(902) 428-6567 233-6015 (902) 625-6143